Exhibit 10.19

ALLIANCE & LICENSE AGREEMENT

This Alliance & License Agreement (the “Agreement”), effective as of December 1, 2009 (the “Effective Date”), is entered into by and between SPO Medical Equipment Ltd. (the “Company”) and SPO Medical Systems Ltd.  (the “Licensee”).

RECITALS

WHEREAS, the Company develops and manufactures technology for measuring pulse and blood oxygen saturation through devices attached to the finger;

           WHEREAS, the Company desires to authorize Licensee to further develop derivatives of such devices and to produce, market and distribute such existing and derivative Company devices to the worldwide medical market, which may include but is not limited to sleep apnea, life detector technology, respiratory ailments etc, and Licensee wishes to so in accordance with the terms and conditions set forth in this Agreement; and

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties agree as follows:

1.           Definitions

1.1          “Affiliate” means any entity controlling, controlled by, or under common control with, a Party hereto.

1.2          “Bundled Technology” means a technology or product owned by the Licensee (which may have embedded or integrated third party licensed software) and into which the Special Products will be integrated or embedded.

1.3          “Contractor(s)” means a third party that provides consulting services to Licensee, and which will have access to or use of the Company Technology, as part of the services provided for Licensee. A Contractor does not include any third party which is a distributor of Company Technology.

1.4          “Derivatives” means

(a)	for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted;

(b)	for patentable or patented material, any improvement thereon; and

(c)
for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

1.5           “Field of Use” means (i) medical technologies and products designed to measure any vital-sign(s) based on reflective oximetry methodology. As used herein ‘medical’ means that the technology or product is being targeted for sale solely for use by persons with a potential or existing sickness (including but not limited to sleep apnea) or disease, and (ii) technology to determine if a person is alive.

1.6           “Net Revenues” means the gross revenues received by or on behalf of Licensee or any of its Affiliates from customers, distributors, or any sub-licensees less direct manufacturing and fulfillment costs, which costs shall be determined mutually by the Parties, and reduced by discounts, returns and rebates.

1.7           “Intellectual Property Rights” means intellectual property or proprietary rights, including but not limited to copyright rights, patent rights (including patent applications and disclosures), rights of priority, and trade secret rights, recognized in any jurisdiction in the world.

1.8           “Jointly Developed Technology” means any and all software, hardware, technology, know-how, algorithms, procedures, techniques, solutions, and work-arounds developed or created jointly or individually in the course this Agreement and (i) which is a Derivative of the Company Technology or (ii) whether or not based on Company Technology relates to pulse oximetry.

1.9           “Licensee Technology” means any and all software, hardware, technology, know-how, algorithms, procedures, techniques, solutions, and work-arounds, (i) owned by or licensed by a third party to Licensee or (ii) which can be shown by Licensee to have been developed independently by Licensee subsequent to Effective Date and which is not Company Technology.

1.10         “Gross Revenues” means the gross revenues received by or on behalf of Licensee or any of its Affiliates from customers, distributors, or any sub-licensees, reduced by discounts, returns and rebates, but not by cost of goods sold.

1.11         “Company Technology” means Jointly Developed Technology any and all software (including source code), hardware, technology, know-how, algorithms, procedures, techniques, solutions, and work-arounds owned by or licensed to Company as of the Effective Date hereto. The initial Company Technology includes the Special Products.

1.12         “Special Products” means the PulseOx 5500, PulseOx 6000, PulseOx 6100, PulseOx 7500 and CheckMate and Derivative products resulting from section 3.1(b).

2.           Ownership

2.1           Licensee Technology.  The Licensee Technology and all Intellectual Property Rights therein are, and/or will remain, the sole and exclusive property of Licensee and its suppliers, if any.

2.2           Company Technology.  The Company Technology and all Intellectual Property Rights therein are, and will remain, the sole and exclusive property of Company and its suppliers, if any.  All Company Technology shall include an appropriate Company copyright notice.

2.3           Waiver of Moral Rights.  Licensee hereby waives any and all moral rights, including without limitation any right to identification of authorship or limitation on subsequent modification that Licensee (or its employees, agents or consultants) has or may have in the Company Technology.

2.4           Jointly Developed  Technology.  Company shall be the sole owner of the Jointly Developed Technology and all Intellectual Property Rights therein.  Company will not  license or distribute to any third party the Jointly Developed Technology in the Field of Use, in whole or in part.  Company shall retain the right to use or otherwise exploit the Jointly Developed Technology outside of the Field of Use.

2.5           Patent Rights    Company will file and prosecute, and shall bear the expense of filing and prosecuting, any patents on the Company Technology which Company deems are commercially important to protecting the intellectual property rights of Company Technology.    The costs and expenses (including attorneys’ fees) incurred in the filing, prosecution and maintenance of such patents and copyrights shall be borne by the Company.   All patent and copyright applications for Company Technology developed under this Agreement shall be filed in the name of Company alone. Licensee shall provide reasonable assistance to Company to file and prosecute such patents. Company shall provide reasonable and timely updates to Licensee with respect to Company patents and shall provide License the right to maintain any patents which Company may cease to file and / or prosecute.

3.           License Grants & Restrictions

3.1            License to Company Technology within Field of Use.  Subject to the terms and conditions set forth herein, Company hereby grants to Licensee an non transferable, royalty bearing, worldwide license, solely within the Field of Use:

(a) to manufacture and distribute Special Products and Bundled Technology;

(b) to use, copy, modify, improve the Company Technology for the purpose of creating and developing Derivatives of Special Products  based thereon;

(c) to have Special Products and Bundled Technology manufactured by manufacturers or by Licensee provided that:
(i)        All designs furnished to such manufacturer are disclose for the limited purpose of manufacture of Special Products and Bundled Technology solely for Licensee;

(ii)        That the source code of the software forming part of the Special Products (the “Software”) or reproduced Software is never disclosed to any third party except as provided herein;

(d)           In connection with the exercise of the licenses granted herein, Licensee may disclose and sublicense the Software to its customers, provided that any such disclosure is pursuant to a license agreement that contains obligations no less restrictive than those contained in this Agreement, and restricts the use of the Software to the purposes for which it is licensed hereunder;

(e)           In connection with the exercise of the licenses granted herein, Licensee may disclose the Company Technology to its Contractors provided that any such disclosure is pursuant to a license agreement that contains obligations of confidentiality and ownership no less restrictive than those contained in this Agreement, and restricts the use of the Company Technology to the purposes for which it is licensed hereunder. Upon request License shall provide to Company copies of agreements with Contractors;

(f)           The Licensee may appoint third party distributors to distribute Special Products and Bundled Technology for sale provided that:

(i)           Licensee uses its good faith efforts to appoint distributors whose ethics, business practices, and professionalism are consistent with Company;
(ii)           such distributors will be bound by and subject to terms and conditions no less protective of Company’s rights than contained herein;
(iii)          Licensee will remain responsible to Company for meeting the obligations contained herein and any of the actions or in actions of such distributors;
(iv)          the Company is made a beneficiary of agreements with distributors entitled to enforce its rights thereunder. Licensee shall use the standard form of agreements of the Company which it currently uses with distributors of its Special Products.

(collectively the “License”)

3.2           The License shall be (i) exclusive with respect to Special Products (and Bundled Products) which measure pulse (by any means) and another vital sign, and (ii) non exclusive with respect to Special Products (or Bundled Products) which only measure pulse (by any means) and no another vital sign. Said exclusivity shall apply to third parties and also to the Company.

3.3           Licensee shall obtain any and all lawfully required licenses from third parties which are required for the lawful import, export, use, sales, manufacture, distribution or other disposal of Company Technology.

3.4           Company shall deliver to Licensee all materials, notes, plans, diagrams, schematics, source code, object code and technical specifications related to the Company Technology.

3.5           Licensee will apprise and provide technical details to Company of any material improvements or developments relating to the Company Technology of which Licensee becomes aware within thirty (30) days of such improvement or development.

3.6           License to Company Technology outside of Field of Use.  In addition and subject to the terms and conditions set forth herein, Company hereby grants to Licensee an exclusive, non transferable, royalty bearing, worldwide license, to make and distribute the Company Product designated as CheckMate. Licensee may have manufacturers manufacture the CheckMate provided that:
•	All designs furnished to such manufacturer are disclosed for the limited purpose of manufacture of CheckMate solely for Licensee;
•	That Company Technology is never disclosed to any third party except as provided herein;

3.7           Trademark Licenses.  During the term of this Agreement Company hereby grants Licensee the right to use the Company trademarks in marketing and distributing the Company Technology and for use as part of Licensee’s company name.  Licensee shall have the right, in its sole discretion, to market the Company Technology under its trade names and trademarks or under the Company Mark.

3.8           Exclusivity Exclusion. Notwithstanding anything herein the sole and exclusive rights with respect to all matters related to the third party known as MetroSleep Inc., including licensing and sale of Company Technology to MetroSleep Inc., shall remain with the Company and the Licensee shall not be entitled to any claims from any agreements entered into between Company and MetroSleep Inc.

3.9           Non Competition. In consideration of the granting of the License during the term of this Agreement and for a one year period thereafter, Licensee  (and its shareholders, directors and officers) will not, directly or indirectly, for its own account or as an employee, officer, director, consultant, joint venturer, shareholder, investor, or otherwise (except of as an investor in a corporation whose stock is publicly traded and in which the Consultant holds less than 5% of the outstanding shares) interest itself or engage, directly or indirectly, in the design, development, production, sale or distribution of any product or component that directly or indirectly competes with a product or component (i) being designed, produced, sold or distributed by the Company or any of its affiliates (ii) or to which the Company or any of its affiliates shall then have proprietary rights.

4.           Royalties & Inventory Purchase

4.1           Amounts.

 (a)           Royalty Rate.  Licensee or its Affiliates agree to pay to Company royalties as follows:

(i)            All revenues from PO’s received for Special Products in December 2009 over and above $100,000.

(ii)           For the year 2010 fifty (50%) percent of all Net Revenues of Product over $390,000 per calendar quarter.

(iii)          For the year 2011 fifty (50%) percent of all Net Revenues of Product over $600,000 per calendar quarter.

(iv)  From 2012 onwards the royalty rate shall be six percent (6%) of Gross Revenues of Product  payable quarterly for previous calendar quarter.

(v)           From 2010 onwards the royalty rate shall be three percent (3%) of Gross Revenues of Bundled Technology  payable quarterly for previous calendar quarter; provided that the Special Products constitute not more than fifty (50%) of the Bundled Technology. If the Special Products constitute more than fifty (50%) percent of the Bundled Technology the royalty rate shall be six percent (6%). The Parties shall mutually determine the percentage which a Product constitutes of a Bundled Product, taking into account, inter alia, substantive product features and critical components.

(collectively the “Royalties”).

(b)           Payment Terms.  Licensee agrees to pay to Company the royalties described above upon the later of within 30 days of receipt of payment or 30 days of end of period for which Royalties are due and owing under sub section 4.1(a).  Each remittance to Company hereunder shall be accompanied by a written report which form shall be agreed to by the Parties, signed by an authorized officer of Licensee, setting forth in reasonable detail the basis for the determination of such royalty then due to Company, including the amount of gross revenues received by Licensee in respect of such relevant period.

4.2           Minimum Royalty.  In order to maintain exclusivity with respect to the rights granted to Licensee by Company hereunder, Licensee shall pay to Company, beginning and including the fourth year of the term of this Agreement a minimum annual guaranteed royalty of $60,000 (“Minimum Royalty”). The Minimum Royalty shall first be owing within 30 days of the end of the fourth year term of this Agreement.  If the Licensee fails for any reason to pay the Minimum Royalty the license granted in Section 4.1 shall automatically become non-exclusive for the remainder of the term of this Agreement.

4.3           Audit.  Company will have the right during the term of this Agreement and for one (1) year thereafter to appoint a third party accountant to review or audit the Licensee’s relevant records for the purpose of certifying compliance with this Agreement.  All audits will be at the auditing Party’s expense and conducted during regular business hours.  If any audit reveals a net underpayment of more than one percent (1%), the Licensee shall immediately pay such underpayment; if any audit reveals a net underpayment of more than five percent (5%), the Licensee shall pay the costs of the audit and the Licensee shall pay interest on such underpayment at the rate of 2% per month.  Finally, if any three (3) audits reveal that Licensee under reported, for whatever reason, payments by more than ten (10%) percent the Company may terminate this Agreement forthwith upon prior written notice to the Licensee.

4.4           Inventory Purchase. The Licensee shall purchase from the Company the items set forth in Appendix A herein for the sum of $200,000. The said sum shall be payable within five days of signing this Agreement.

5.           Sales and Transition

5.1           Sales and Marketing.  Licensee agrees (i) to mention in the text of all press releases related to the Company Technology that the same has been developed by Company,  and (ii) not to license or sale the Company Technology free of charge other than for promotional purposes.   Company agrees that Licensee shall, in its sole discretion, determine the degree of prominence afforded to the mention of Company described in subsection (i) and (ii) of this Section 5.1.

5.2           Transition.

(a)           Upon request of Licensee the Company shall instruct its ASIC chip supplier that until further notice Licensee is entitled to purchase Company ASIC chips directly from supplier. Such instruction shall remain in force during the term of this Agreement.

(b)           The Parties shall work together to transfer relevant customer accounts and support activities, including assignment of agreement with TOpS, to Licensee.

(c )           The Licensee shall lease from Company part of its facilities in Kiriat Malachi as the Parties shall agree upon.

6.           Confidentiality

6.1           Confidential Information.  “Confidential Information” refers to:  (i)  the Company Technology, the Licensee Technology, and any other business or technical information of either of the Parties, including but not limited to any information relating to such Party’s product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how designated by a Party as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (ii) the terms and conditions of this Agreement.

6.2           Exclusions of Confidential Information.  Notwithstanding the foregoing, “Confidential Information” will not include information that is or becomes generally known or available by publication, commercial use or otherwise through no fault or breach of confidentiality undertakings of the receiving Party.

6.3           Use and Disclosure Restrictions.  During the term of this Agreement and after any termination or expiration of this Agreement, the Parties shall refrain from using the other Party’s Confidential Information except as contemplated herein, and from disclosing such Confidential Information to any third party except as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such parties).  However, a Party may disclose Confidential Information of the other Party:  (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the disclosing Party give reasonable notice to the other Party to contest such order or requirement; and (ii) on a confidential basis to legal or financial advisors or (iii) as otherwise required in connection with its reporting requirements under Securities Exchange Act of 1934, as amended.

6.4           Employment of Other Party's Employees.  Each Party and its Affiliates agree that during the continuance of this Agreement and for a period of 12 months after its termination, in whole or in part, it will not hire or otherwise contract the services of, whether directly or indirectly, an employee of the other Party without the consent of the other Party not to be unreasonably withheld.

7.           Term and Termination

7.1           Term.  This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Section 7, will continue in effect until November 30, 2016.

7.2           Termination for Cause.  Either Party will have the right to terminate this Agreement if:  (i) the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after written notice thereof from the other Party setting forth in reasonable detail the facts or circumstances constituting the alleged breach; (ii) the other Party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; (iii) the other Party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing, or (iv) in accordance with the provisions of Section 4.3.

7.3           Company may terminate this Agreement forthwith if (a) Licensee fails to pay any Royalties within 30 days of their due date on two consecutive occasions or if the Licensee fails on more than three occasions to pay Royalties on time or (b) if the Licensee ceases to conduct business in the ordinary course.

7.4           Effect of Termination.

(a)           Confidential Information.  Upon any expiration or termination of this Agreement, each Party shall promptly return to the other Party, and will not take or use (except as permitted herein), all items of any nature that belong to such Party and all records containing or relating to such Party’s Confidential Information.

(b)           Survival.  The following provisions will survive termination of this Agreement for any reason:  Section 2, 3.9, 4, 6 - 11.

8.           Warranty Disclaimer

EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

9.           Indemnification

9.1           Indemnification by Company. Company shall defend, indemnify and hold harmless Licensee and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement, costs or expense (including legal expenses), as incurred, resulting from, or arising out of any third-party claim from a claim which alleges that any Company Technology incorporated within a product manufactured under License infringes upon, misappropriates or violates any issued U.S. or Canadian patents, copyrights, trademarks or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement.

9.2           Company shall have no obligation under Section 9.1 to the extent any claim for actual or threatened injury or damage or infringement or misappropriation results from: (i) use of the Company Technology or Special Products in combination with any other product, end item, or subassembly if the claim would not have occurred but for such combination, (ii) use or incorporation in the Company Technology of any design, technique or specification furnished by Licensee, if the claim would not have occurred but for such incorporation or use; or (iii) any claim based on Licensee’s use of Company Technology or the Special Products after Company has informed Licensee of modifications or changes in the Company Technology incorporated within the Special Products or products manufactured under License required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of Company’s suggestions; (iv) compliance by Company with specifications or instructions supplied by Licensee if, in the event of an infringement claim,  there is no way known to Company of avoiding the infringement while remaining in compliance with the specifications.

9.3           Indemnification by Licensee.  Licensee agrees to defend, indemnify and hold harmless, Company and all directors, officers, employees, and agents (“Indemnitees”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees  incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:

(a)           any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a product manufactured under License,

(b)           any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Licensee uses to manufacture, assemble and/or test the products which was not provided to Licensee by Company herein; provided that, Licensee shall not have any obligation to indemnify the Indemnitees if such claim would not have arisen but for Licensee’s manufacture, assembly or test of the product in accordance with the Company Technology transferred hereunder.

(c )           defects in material or workmanship of a product manufactured under License.

9.4           Procedures for Indemnification.  With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense.  The indemnifying party will assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice.  The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party.  The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim.

9.5           Sale of Special Products Enjoined. Should the use of the Special Products be enjoined for a cause stated in Section 9.1 above, or in the event the Company desires to minimize its liabilities under this Section 9, in addition to its indemnification obligations set forth in this Section 9, Company’s sole responsibility is to either substitute fully equivalent Company Technology incorporated into  the Product or process (as applicable) so that the Product is no longer subject to any claim of infringement or such injunction, modify Company Technology  or process (as applicable) so that the Product is no longer is subject to such claim of infringement or injunction, or obtain the right to continue using the enjoined or threatened Product incorporating Company Technology  (as applicable).     Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, Company shall not be required to substitute a fully equivalent Company Technology  or process (as applicable) or modify the Company Technology  or process (as applicable) if Company obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Company Technology  or process is not infringing or that the patents alleged to have been infringed are invalid; however, Company’s obligations under subsection 9.1 above remain unchanged.

9.6           No Representations or Other Warranties. COMPANY MAKES NO REPRESENTATIONS AND NO OTHER WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE WORK, OR THE COMPANY TECHNOLOGY OR THE SPECIAL PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH OTHERS, AND COMPANY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.7           No Other Liability. WITHOUT DEROGATING FROM THE PARTIES’ RIGHTS AND OBLIGATIONS UNDER SECTION 9.1 AND 9.3, AND EXCLUDING ANY LIABILITY UNDER SECTION 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, LOSS OF PROFIT  INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF SPECIAL PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THE FOREGOING ARTICLE 9 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

9.8           NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, THE LIABILITY OF EITHER PARTY ON ANY CLAIM OF ANY KIND, OTHER THEN UNDER SECTION 9.1, 9.3 OR 6, WHETHER BASED ON CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO, STRICT LIABILITY, PRODUCT LIABILITY OR NEGLIGENCE) OR RESULTING FROM THIS AGREEMENT OR ANY SPECIAL PRODUCTS, MATERIALS OR SERVICES FURNISHED HEREUNDER SHALL NOT EXCEED AN AMOUNT EQUAL TO THE SUMS PAID TO COMPANY BY LICESNSE PURSUANT TO  THIS AGREEMENT IN THE 12 MONTHS PRECEDING THE CAUSE OF ACTION FOR WHICH A CLAIM IS MADE.

10.          Product Liability Insurance.  The Company shall take out product liability insurance for the Special Products in such amounts as it deems reasonable and the Licensee shall be named as an additional insured. The Parties shall each pay one half of such insurance costs at the time the premiums are due.

11.          General Provisions

11.1         Amendment.  This Agreement may only be amended by a writing signed by both Parties.

11.2         Assignment.  Licensee shall not assign its rights or delegate its obligations hereunder without the express written consent of Company, not to be unreasonable withheld.  Any assignment or delegation by Licensee in violation of this Section will be void.  Subject to the foregoing, this Agreement will benefit and bind the successors and permitted assigns of the Parties.

Israel Sarussi shall at all times retain, with respect to all matters, voting control of the board of directors of Licensee and his spouse shall at all times remain the majority shareholder of the Licensee. This undertaking is material to this Agreement and without which Company would not enter into this Agreement.

11.3         Governing Law & Dispute resolution..  This Agreement will be governed by and construed in accordance with the substantive laws of the State of Israel, without regard to or application of provisions relating to choice of law. Any and all disputes regarding this Agreement shall be settled by arbitration in accordance with the procedure below.

11.4         Arbitration.

(i)           Initiation of Arbitration Proceedings.  If any party wishes to have any matter arbitrated in accordance with the provisions of this Agreement, it must give written notice to the other parties specifying particulars of the matters in dispute.

(ii)           Rules.  The arbitration shall be conducted on a confidential basis in accordance with the The Arbitrations Law – 1986. The arbitrator shall not be bound by the rules of civil procedure. The Parties may be represented by counsel.

(iii)          Initiation.  The arbitration process may be commenced by any party giving written notice to the other parties.

(iv)          Arbitrator.  The arbitration shall be conducted by a single arbitrator agreed to by the Parties. If the Parties are unable to agree upon an arbitrator, then an arbitrator shall be appointed by the Law Society of Israel upon application of any Party.

(v)           Location.  The arbitration shall be conducted in the city of Tel Aviv, Israel.

(vi)          Combination.  If there is more than one matter to be arbitrated, all such matters shall, to the extent possible, be combined in one arbitration.

(vii)         Co-Operation.  Each of the parties shall co-operate with the arbitrator and provide him or her and the other Parties in the arbitration with all information in its possession and under its control necessary or relevant to the matter in dispute.

(viii)        Timing.  Subject to the arbitrator’s availability and discretion, the arbitration shall be completed within 30 days of the commencement of the arbitration hearing and the arbitrator shall deliver a reasoned written decision within 10 days of the completion of the arbitration hearing.

(ix)          Judgment.  Judgement upon the arbitrator’s award may be entered into any court having jurisdiction.

(x)           No Appeal.  The decision of the arbitrator shall be final and binding upon the parties and there shall be no appeal from the decision of the arbitrator.

(xi)          Costs.  The quantum of the costs of arbitration shall be determined by the arbitrator and shall be borne by the unsuccessful party.

11.5         No Agency.  The Parties to this Agreement are independent contractors, and nothing in this Agreement will be construed as creating or implying an agency, partnership, joint venture, or any other form of legal association (other than as expressly set forth herein) between the Parties.

11.6         Bankruptcy. In the event that the Company is declared bankrupt or placed into liquidation this Agreement shall continue in full force and effect, provided that all royalty payments shall thereafter be made to the liquidator.

11.7         No Third Party Beneficiaries.  No provisions of this Agreement, express or implied, are intended or will be construed to confer any rights, remedies or other benefits on any third party under or by reason of this Agreement.

11.8         Notices.  All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given:  (i) when personally delivered, (ii) when sent by confirmed facsimile; (iii) five (5) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) working day after deposit with a commercial overnight carrier, with written verification of receipt.  All communications will be sent to the addresses set forth on the signature page hereof, or to such other address as may be designated by a Party by giving written notice to the other Party pursuant to this Section.

11.9         Severability.  If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

11.10       Waiver.  To be enforceable, a waiver must be in writing and signed by the waiving Party.

11.11       Force Majeure.  Neither Party will be liable under this Agreement for non-performance caused by events or conditions beyond the Party’s control, if the Party makes reasonable efforts to perform.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement.

SPO Medical Equipment Ltd.		SPO Medical Systems Ltd.

By:	/s/ Michael Braunold	By:	/s/ Michael Braunold

Printed Name: Michael Braunold		Printed Name: Israel Sarussi

Title: CEO		Title:

Date: January 26, 2010	Date: January 26, 2010